                                                                       Exhibit 2
                                                                       ---------


                         AGREEMENT AND PLAN OF MERGER

                                By and Between

                             NORWAY BANCORP, INC.

                        NORWAY MERGER SUBSIDIARY, INC.,

                              NORWAY SAVINGS BANK

                                      And

                           FIRST COASTAL CORPORATION

                                      And

                                 COASTAL BANK



                           Dated as of April 1, 2001

                         AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                            Page

                                   ARTICLE I
                              CERTAIN DEFINITIONS
Section 1.01  Definitions..................................................    6

                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS

Section 2.01  Effects of Merger; Surviving Corporation.....................   11
Section 2.02  Conversion of Shares.........................................   12
Section 2.03  Exchange Procedures..........................................   13
Section 2.04  Stock Options................................................   14

                                  ARTICLE III
       REPRESENTATIONS AND WARRANTIES OF FIRST COASTAL AND COASTAL BANK

Section 3.01  Organization.................................................   15
Section 3.02  Capitalization...............................................   15
Section 3.03  Authority; No Violation......................................   16
Section 3.04  Consents.....................................................   17
Section 3.05  Financial Statements.........................................   17
Section 3.06  Taxes........................................................   18
Section 3.07  No Material Adverse Effect...................................   18
Section 3.08  Material Contracts; Leases; Defaults.........................   18
Section 3.09  Ownership of Property; Insurance Coverage....................   20
Section 3.10  Legal Proceedings............................................   20
Section 3.11  Compliance With Applicable Law...............................   21
Section 3.12  Employee Benefit Plans.......................................   22
Section 3.13  Brokers, Finders and Financial Advisors......................   24
Section 3.14  Environmental Matters........................................   24
Section 3.15  Loan Portfolio...............................................   26
Section 3.16  Securities Documents.........................................   27
Section 3.17  Related Party Transactions...................................   27
Section 3.18  Schedule of Termination Benefits.............................   27
Section 3.19  Deposits.....................................................   28

Section 3.20  Antitakeover Provisions Inapplicable..........................................................     28
Section 3.21  Registration Obligations......................................................................     28
Section 3.22  Risk Management Instruments...................................................................     28
Section 3.23  Fairness Opinion..............................................................................     29


                                                  ARTICLE IV
                               REPRESENTATIONS AND WARRANTIES OF NORWAY SAVINGS
                                              AND NORWAY BANCORP

Section 4.01  Organization..................................................................................     29
Section 4.02  Authority; No Violation.......................................................................     30
Section 4.03  Consents......................................................................................     31
Section 4.04  Financial Statements..........................................................................     31
Section 4.05  Compliance With Applicable Law................................................................     31
Section 4.06  Financing.....................................................................................     32
Section 4.07  Regulatory Approvals..........................................................................     32
Section 4.08  Legal Proceedings.............................................................................     33
Section 4.09  Interested Stockholder........................................................................     33

                                                  ARTICLE V
                                          COVENANTS OF THE PARTIES

Section 5.01  Conduct of First Coastal's Business...........................................................     33
Section 5.02  Access; Confidentiality.......................................................................     37
Section 5.03  Regulatory Matters and Consents...............................................................     38
Section 5.04  Taking of Necessary Action....................................................................     39
Section 5.05  Certain Agreements............................................................................     39
Section 5.06  No Other Bids and Related Matters.............................................................     41
Section 5.07  Duty to Advise; Duty to Update First Coastal's Disclosure Schedules...........................     42
Section 5.08  Conduct of Norway Bancorp's Business..........................................................     42
Section 5.09  Board and Committee Minutes...................................................................     43
Section 5.10  Undertakings by First Coastal and Norway Bancorp..............................................     43
Section 5.11  Employee and Termination Benefits; Directors and Management...................................     46
Section 5.12  Duty to Advise; Duty to Update Norway Bancorp's Disclosure Schedules..........................     47
Section 5.13  Bank and Related Merger Transactions..........................................................     47


                                                  ARTICLE VI
                                                  CONDITIONS

Section 6.01  Conditions to First Coastal's Obligations under this Agreement................................     47
Section 6.02  Conditions to Norway Bancorp's Obligations under this Agreement...............................     48

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT
Section 7.01  Termination..................................................   50
Section 7.02  Effect of Termination........................................   51


                                 ARTICLE VIII
                                 MISCELLANEOUS

Section 8.01  Expenses.....................................................   51
Section 8.02  Non-Survival of Representations and Warranties...............   52
Section 8.03  Amendment, Extension and Waiver..............................   52
Section 8.04  Entire Agreement.............................................   52
Section 8.05  No Assignment................................................   53
Section 8.06  Notices......................................................   53
Section 8.07  Captions.....................................................   53
Section 8.08  Counterparts.................................................   53
Section 8.09  Severability.................................................   54
Section 8.10  Governing Law................................................   54
Section 8.11  Specific Performance.........................................   54



Exhibits:

      Exhibit A      Form of Bank Merger Agreement
      Exhibit B      Form of First Coastal Voting Agreement

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 1, 2001, is by and among Norway Bancorp, Inc., a Delaware corporation ("Norway Bancorp"), Norway Merger Subsidiary, Inc., a wholly owned subsidiary of Norway Bancorp incorporated under the laws of the State of Delaware ("Norway Merger Subsidiary"), Norway Savings Bank, a Maine chartered savings bank ("Norway Savings"), and First Coastal Corporation, a Delaware corporation ("First Coastal") and Coastal Bank, a Maine chartered savings bank ("Coastal Bank"). Each of Norway Bancorp, Norway Merger Subsidiary, Norway Savings, First Coastal and Coastal Bank is sometimes individually referred to herein as a "party," and Norway Bancorp, Norway Merger Subsidiary, Norway Savings, Coastal Bank and First Coastal are sometimes collectively referred to herein as the "parties."

                                   RECITALS

     WHEREAS, Norway Bancorp, a registered bank holding company, with principal offices in Norway, Maine, owns all of the issued and outstanding capital stock of Norway Savings, with principal offices in Norway, Maine.

     WHEREAS, First Coastal, a registered bank holding company, with principal offices in Portland, Maine, owns all of the issued and outstanding capital stock of Coastal Bank, with principal offices in Portland, Maine.

     WHEREAS, the Boards of Directors of the respective parties hereto deem it advisable and in the best interests of the respective stockholders to consummate the business combination transaction contemplated herein in which: (i) Norway Merger Subsidiary, subject to the terms and conditions set forth herein, shall be merged with and into First Coastal, with First Coastal surviving the merger (the "Merger"), (ii) to be followed by the merger of First Coastal with and into Norway Bancorp, with Norway Bancorp surviving the merger (the "Company Merger"), with the result that Coastal Bank shall be a wholly-owned subsidiary of Norway Bancorp, and (iii) Coastal Bank shall be merged with and into Norway Savings, with Norway Savings surviving the merger (the "Bank Merger") (the Merger, Company Merger and the Bank Merger are sometimes collectively referred to as the "Mergers"); and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger, and the other transactions contemplated by this Agreement (collectively, the "Merger Documents").

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

     Section 1.01 Definitions. Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

          "Agreement" means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Norway Bancorp, Norway Merger Subsidiary and First Coastal.

          "Applications" means the applications for regulatory approval that are required by the transactions contemplated hereby.

          "Bank Merger" means the merger of Coastal Bank with and into Norway Savings, with Norway Savings as the surviving institution.

          "Bank Merger Effective Date" shall mean the date, after the Bank Merger Agreement is approved by the FDIC and the Superintendent, that the certificate specified in MBC (S)351, subsection 5, is issued by the Superintendent and filed with the Maine Secretary of State, or such later date as otherwise specified in the certificate.

          "BHCA" means the Bank Holding Company Act of 1956, as amended.

          "BIF" means the Bank Insurance Fund administered by the FDIC.

          "Bureau" means the Bureau of Banking of the State of Maine.

          "Closing Date" means the business day determined by Norway Bancorp, in its sole discretion, upon five (5) days prior written notice to First Coastal, but in no event later than fifteen (15) days after the last condition precedent (other than the delivery of certificates or other instruments and documents to be delivered at closing) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which Norway Bancorp and First Coastal shall mutually agree.

          "Closing Expense Statement" has the meaning given to that term in
     Section 5.10(c) of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company Merger" means the merger of First Coastal, as a wholly owned subsidiary of Norway Bancorp, with and into Norway Bancorp, with Norway Bancorp being the surviving corporation.

          "Compensation and Benefit Plans" has the meaning given to that term in
     Section 3.12 of this Agreement.

          "DGCL" means the Delaware General Corporation Law.

          "Dissenters' Shares" means shares of First Coastal Common Stock that have not been voted in favor of approval of the Company Merger and with respect to which appraisal rights have been perfected in accordance with
     Section 262 of the DGCL.

          "DOL" means the U.S. Department of Labor.

          "Environmental Law" means any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, common law or agreement with any Federal or state Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety relating to the presence of Hazardous Material, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Material, in each case as amended and now in effect.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

          "Exchange Agent" means ChaseMellon Investor Services, or such other entity selected by Norway Bancorp and agreed to by First Coastal.

          "First Coastal Common Stock" means the common stock of First Coastal described in Section 3.02(a).

          "First Coastal Disclosure Schedules" means the Disclosure Schedules delivered by First Coastal to Norway Bancorp pursuant to Article III of this Agreement.

          "First Coastal Financials" means (i) the audited consolidated financial statements of First Coastal as of December 31, 2000 and 1999 and for the three years ended December 31, 2000, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of First Coastal as of each calendar quarter thereafter included in Securities Documents filed by First Coastal.

          "First Coastal Option" has the meaning given to that term in Section
     2.04 of this Agreement.

          "First Coastal Regulatory Reports" means the Call Reports of Coastal Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 1999, through the Closing Date, and all Annual Reports on Form FR Y-6, and any Current Report on Form FR Y-6A, filed with the FRB by First Coastal from December 31,1998 through the Closing Date.

          "First Coastal Rights" has the meaning given to that term in Section
     3.21 of this Agreement.

          "First Coastal Stock Option Plan" has the meaning given to that term in Section 2.04 of this Agreement.

          "First Coastal Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by First Coastal or Coastal Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of First Coastal.

          "FDIA" means the Federal Deposit Insurance Act, as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "FHLB" means a Federal Home Loan Bank.

          "FRB" means the Board of Governors of the Federal Reserve System.

          "GAAP" means generally accepted accounting principles as in effect at the relevant date and consistently applied.

          "Hazardous Material" means any substance (whether solid, liquid or gas) which is listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          "IRC" means the Internal Revenue Code of 1986, as amended.

          "IRS" means the Internal Revenue Service.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or should have been known, by the officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from and Regulatory Authority or any other material written notice received by that Person.

          "Loan Property" shall have the meaning given to such term in Section 3.14(b) of this Agreement.

          "MBC" means the Maine Banking Code, Title 9-B of the Maine Revised Statutes.

          "Material Adverse Effect" shall mean, with respect to First Coastal, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any change in the value of the assets of First Coastal resulting from a change in interest rates generally, (ii) any individual or combination of changes occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change(s) affect(s) financial institutions generally, (iii) compliance with this Agreement, or
     (iv) expenses incurred in connection with this Agreement and the transactions contemplated thereby.

          "Merger" means the merger of Norway Merger Subsidiary with and into First Coastal, with First Coastal as the surviving corporation.

          "Merger Effective Date" means that date upon which the certificate of merger as to the merger of Norway Merger Subsidiary with and into First Coastal is filed with the Delaware Office of the Secretary of State or as otherwise stated in the certificate of merger, in accordance with the DGCL.

          "Merger Consideration" has the meaning given to that term in Section 2.02(a)(i) of this Agreement.

          "Norway Bancorp Disclosure Schedules" means the Disclosure Schedules delivered by Norway Bancorp to First Coastal pursuant to Article IV of this Agreement.

          "Norway Bancorp Financials" means the audited consolidated financial statements of Norway Bancorp as of December 31, 2000 and 1999 and for the three years ended December 31, 2000, including the notes thereto.

          "Norway Bancorp Regulatory Reports" means the Call Reports of Norway Savings and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2000, through the Closing Date, and all

     Annual Reports on Form FR Y-6, any Current Report on Form FR Y-6A filed with the FRB by Norway Bancorp or Norway Bancorp, MHC from March 31, 2001 through the Closing Date.

          "Norway Bancorp Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Norway Bancorp or Norway Savings, except any corporation the stock of which is held as security by Norway Savings in the ordinary course of its lending activities.

          "Participation Facility" shall have the meaning given to such term in
     Section 3.14(b) of this Agreement.

          "Pension Plan" has the meaning given to that term in Section 3.12 of this Agreement.

          "Person" means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

          "Proxy Statement" means the proxy statement, together with any supplements thereto, to be transmitted to holders of First Coastal Common Stock in connection with the transactions contemplated by this Agreement.

          "Regulatory Agreement" has the meaning given to that term in Section 3.11(c) of this Agreement.

          "Regulatory Approvals" has the meaning given to that term in Section
     4.03 of this Agreement.

          "Regulatory Authority" means any agency or department of any Federal, state or local government, including without limitation the Superintendent, the Bureau, the FDIC, the FRB, the SEC or the respective staffs thereof.

          "Rights" means warrants, options, rights, convertible securities and other capital stock equivalents that obligate an entity to issue its securities.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

          "Securities Documents" means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

          "Securities Laws" means the Securities Act and the Exchange Act.

          "Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either Norway Savings or Coastal Bank, as the case may be, in the ordinary course of its lending activities.

          "Superintendent" means the Superintendent of Banks of the Bureau.

          "Surviving Corporation" has the meaning given to that term in Section 2.01(a)(i) of this Agreement.


                                  ARTICLE II
                        THE MERGER AND RELATED MATTERS

     Section 2.01 Effects of Merger; Surviving Corporation.

     (a)  (i)   On the Merger Effective Date, Norway Merger Subsidiary shall merge with and into First Coastal; the separate existence of Norway Merger Subsidiary shall cease; First Coastal shall be the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Norway Bancorp; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Norway Merger Subsidiary shall be taken and deemed to be transferred to and vested in First Coastal, as the Surviving Corporation in the Merger, without further act or deed; all in accordance with the applicable laws of the State of Delaware.

          (ii) On the Merger Effective Date: the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as the Certificate of Incorporation of Norway Merger Subsidiary, as in effect immediately prior to the Merger Effective Date; and the Bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the Bylaws of Norway Merger Subsidiary, as in effect immediately prior to the Merger Effective Date, until thereafter altered, amended or repealed in accordance with applicable law.

          (iii) On the Merger Effective Date, the directors of Norway Merger Subsidiary duly elected and holding office immediately prior to the Effective Date shall be the directors of the Surviving Corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          (iv) On the Merger Effective Date, the officers of Norway Merger Subsidiary duly elected and holding office immediately prior to the Effective Date shall be the officers of the Surviving Corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     (b) Notwithstanding any provision of this Agreement to the contrary, Norway Bancorp may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the stockholders of First Coastal as a result of such modification,
(ii) the Merger Consideration is not thereby changed in kind or reduced in amount because of such modification, and (iii) such modification will not be likely to delay or jeopardize receipt of any required regulatory approvals or of the tax opinion required under Sections 6.02(d) and (i).

     Section 2.02 Conversion of Shares. At the Merger Effective Date, by virtue of the Merger and without any action on the part of First Coastal or the holders of shares of First Coastal Common Stock:

     (i) Each outstanding share of First Coastal Common Stock issued and outstanding at the Merger Effective Date, except as provided in clauses (ii) and
(iii) of this Section, shall cease to be outstanding, shall cease to exist and shall be converted into the right to receive $21.00 in cash (referred to as the "Merger Consideration).

     (ii) Any shares of First Coastal Common Stock which are owned or held by any party hereto or any of their respective Subsidiaries (other than in a fiduciary capacity or in connection with debts previously contracted) at the Merger Effective Date shall cease to exist, the certificates for such shares shall as promptly as practicable be canceled, such shares shall not be converted into the Merger Consideration, and no cash or shares of capital stock of Norway Bancorp shall be issued or exchanged therefore.

     (iii) The Surviving Corporation shall pay for any Dissenters' Shares in accordance with Section 262 of the DGCL, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under Section 262 of the DGCL with respect to any Dissenters' Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters' Shares and shall be converted into the right to receive the Merger Consideration pursuant to Section 2.02(i).

     (iv) Each share of Norway Merger Subsidiary common stock issued and outstanding immediately before the Merger Effective Date shall remain an outstanding share of common stock of the Surviving Corporation.

     (v) The holders of certificates representing shares of First Coastal Common Stock (any such certificate being hereinafter referred to as a "Certificate") shall cease to have any rights as stockholders of First Coastal, except such rights, if any, as they may have pursuant to applicable law and this Agreement.

     Section 2.03 Exchange Procedures.

     (a) As promptly as practicable after the Effective Date, and in any event within three business days of the Merger Effective Date, an Exchange Agent shall mail to each holder of record of an outstanding share Certificate or Certificates a letter of transmittal in form and substance reasonably acceptable to First Coastal ("Letter of Transmittal") containing instructions for the surrender of the Certificate or Certificates held by such holder for payment therefore. Upon surrender of the Certificate or Certificates to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal, such holder shall promptly receive in exchange therefore the Merger Consideration, without interest thereon. Approval of this Agreement by the stockholders of First Coastal shall constitute authorization for Norway Bancorp to designate and appoint the Exchange Agent. Neither Norway Bancorp nor the Exchange Agent shall be obligated to deliver the Merger Consideration to a former stockholder of First Coastal until such former stockholder surrenders his Certificate or Certificates.

     (b) If payment of the Merger Consideration is to be made to a person other than the person in whose name a Certificate surrendered in exchange therefore is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (c) On or prior to the Merger Effective Date, Norway Bancorp shall deposit or cause to be deposited, in trust with the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration that the First Coastal stockholders shall be entitled to receive on the Merger Effective Date pursuant to Section
2.02 hereof.

     (d) The payment of the Merger Consideration upon the conversion of First Coastal Common Stock in accordance with the terms and conditions hereof shall constitute full satisfaction of all rights pertaining to such First Coastal Common Stock.

     (e) Promptly following the date which is twelve months after the Merger Effective Date, the Exchange Agent shall deliver to Norway Bancorp all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of First Coastal Common Stock may surrender such Certificate to Norway Bancorp and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefore the Merger Consideration multiplied by the number of shares of First Coastal Common Stock formerly represented by such Certificate, without any interest or dividends thereon.

     (f) After the close of business on the Merger Effective Date, there shall be no transfers on the stock transfer books of First Coastal of the shares of First Coastal Common

Stock which are outstanding immediately prior to the Merger Effective Date, and the stock transfer books of First Coastal shall be closed with respect to such shares. If, after the Merger Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

     (g) In the event any certificate for First Coastal Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver (except as otherwise provided in Section 2.02(iii)) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of the fact by the holder thereof, the cash to be paid in the Company Merger as provided for herein; provided, however, that Norway Bancorp may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such reasonable sum as Norway Bancorp as indemnity against any claim that may be made against First Coastal, Norway Bancorp or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     Section 2.04 Stock Options. At the Merger Effective Date, each option granted by First Coastal (a "First Coastal Option") to purchase shares of First Coastal Common Stock issued and outstanding pursuant to the 1996 Stock Option and Equity Incentive Plan (the "First Coastal Stock Option Plan"), whether or not such option is exercisable on the Merger Effective Date, shall, by reason of the Company Merger, cease to be outstanding and be converted into the right to receive in cash an amount equal to (i) the difference (if a positive number) between (A) $21.00 and (B) the exercise price of each such option multiplied by
(ii) the number of shares of First Coastal Common Stock subject to the option.


                                  ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF FIRST COASTAL AND COASTAL
                                     BANK

     First Coastal and Coastal Bank represent and warrant to Norway Bancorp and Norway Savings that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the First Coastal Disclosure Schedules delivered by First Coastal to Norway Bancorp on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. First Coastal and Coastal Bank have made a good faith effort to ensure that the disclosure on each schedule of the First Coastal Disclosure Schedules corresponds to the section reference herein. However, for purposes of the First Coastal Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

     Section 3.01 Organization.

     (a) First Coastal is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA and the MBC. First Coastal has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First Coastal.

     (b) Coastal Bank is a savings bank organized, validly existing and in good standing under the laws of the State of Maine. Coastal Bank is the only First Coastal Subsidiary. The deposits of Coastal Bank are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Coastal Bank when due. Each other First Coastal Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

     (c) Coastal Bank is a member in good standing of the FHLB of Boston and owns the requisite amount of stock therein.

     (d) The respective minute books of First Coastal and each First Coastal Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

     (e) Prior to the date of this Agreement, First Coastal has made available to Norway Bancorp true and correct copies of the articles or certificate of incorporation and bylaws of First Coastal and Coastal Bank.

     Section 3.02 Capitalization.

     (a) The authorized capital stock of First Coastal consists of 6,700,000 shares of common stock, $1.00 par value ("First Coastal Common Stock"), of which 1,199,989 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, $1.00 par value ("First Coastal Preferred Stock"), 200,000 of which have been designated Series A Junior Participating Preferred Stock, none of which are outstanding. There are 160,738 shares of First Coastal Common Stock held by First Coastal as treasury stock. Neither First Coastal nor any First Coastal Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Coastal Common Stock, or any other security of First Coastal or any securities representing the right to vote, purchase or otherwise receive any shares of First Coastal Common Stock or any other security of First Coastal, other than shares issuable under the First Coastal Stock Option Plan and pursuant to the terms of the Rights Agreement dated February 25, 1998, between First Coastal and ChaseMellon Shareholder Services, L.L.C., as amended through and including the date hereof (the "First Coastal Rights

Agreement"). First Coastal DISCLOSURE SCHEDULE 3.02(a) sets forth the name of each holder of options to purchase First Coastal Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the vesting dates, and the exercise price relating to the options held.

     (b) First Coastal owns all of the capital stock of Coastal Bank, free and clear of any lien or encumbrance. Except for the First Coastal Subsidiaries, First Coastal does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of First Coastal Subsidiaries, equity interests held by First Coastal Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of First Coastal Subsidiaries, including stock in the FHLB of Boston.

     (c) To First Coastal's Knowledge, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Coastal Common Stock.

     Section 3.03 Authority; No Violation.

     (a) First Coastal and Coastal Bank each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Coastal and Coastal Bank and the completion by First Coastal and Coastal Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of First Coastal and Coastal Bank, respectively, and, except for approval of the shareholders of First Coastal, no other corporate proceedings on the part of First Coastal or Coastal Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by First Coastal and Coastal Bank, and the Bank Merger has been duly and validly approved by the Board of Directors of Coastal Bank, and by First Coastal in its capacity as sole stockholder of Coastal Bank, and subject to approval by the shareholders of First Coastal and receipt of the required approvals of Regulatory Authorities described in Section
4.03 hereof, constitutes the valid and binding obligations of First Coastal and Coastal Bank, enforceable against First Coastal and Coastal Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to Coastal Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by First Coastal and Coastal Bank, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.03 hereof, and First Coastal's and Norway Bancorp's compliance with any conditions contained therein, and subject to the receipt of the approval of First Coastal's stockholders, the consummation of the transactions contemplated hereby, and (C) compliance by First Coastal and Coastal Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of First Coastal or any First Coastal Subsidiary or the charter and bylaws of Coastal Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Coastal or any First Coastal Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Coastal or Coastal Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which First Coastal or Coastal Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Coastal and the First Coastal Subsidiaries taken as a whole.

     Section 3.04 Consents. Except for the consents, waivers, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section
4.03 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the shareholders of First Coastal, no consents, waivers or approvals of, or filings or registrations with, any Regulatory Authority are necessary, and, to First Coastal's Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by First Coastal and Coastal Bank, and (b) the completion by First Coastal and Coastal Bank of the Merger and the Bank Merger. First Coastal and Coastal Bank have no reason to believe that (i) any required Regulatory Approvals or other required consents or approvals will not be received, or that
(ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 3.05 Financial Statements.

     (a) First Coastal has previously made available to Norway Bancorp the First Coastal Regulatory Reports. The First Coastal Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of First Coastal as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

     (b) First Coastal has previously made available to Norway Bancorp the First Coastal Financials. The First Coastal Financials have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of First Coastal and the First Coastal Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

     (c) At the date of each balance sheet included in the First Coastal Financials or the First Coastal Regulatory Reports, First Coastal did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Coastal Financials or First Coastal Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     Section 3.06 Taxes. First Coastal and the First Coastal Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). First Coastal has duly filed all federal, state and material local tax returns required to be filed by or with respect to First Coastal and all First Coastal Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from First Coastal and any First Coastal Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or
(iii) have not yet been fully determined. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of First Coastal or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where First Coastal or any of its Subsidiaries do not file tax returns that First Coastal or any such Subsidiary is subject to taxation in that jurisdiction. First Coastal and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. First Coastal and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and First Coastal and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

     Section 3.07. No Material Adverse Effect. First Coastal and the First Coastal Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2000.

     Section 3.08. Material Contracts; Leases; Defaults.

     (a) Except for this Agreement, and those agreements and other documents filed as exhibits to First Coastal's Securities Documents, neither First Coastal nor any First Coastal Subsidiary is a party to, bound by or subject to (i) agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K (ii) any collective bargaining agreement with any labor union relating to employees of First Coastal or any First Coastal Subsidiary; (iii) any agreement which by its terms limits the payment of dividends by First Coastal or Coastal Bank; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Coastal or any First Coastal Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank of Boston advances, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Norway Bancorp or any Norway Bancorp Subsidiary; (v) any contract (other than this Agreement) limiting the freedom, in any material respect, of First Coastal or Coastal Bank to engage in any type of banking or bank-related business which First Coastal or Coastal Bank is permitted to engage in under applicable law as of the date of this Agreement or (vi) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by First Coastal or any First Coastal Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

     (b) Each real estate lease that may require the consent of the lessor or its agent resulting from the Company Merger or the Bank Merger by virtue of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in First Coastal DISCLOSURE SCHEDULE
3.08 identifying the section of the lease that contains such prohibition or restriction. Neither First Coastal nor any First Coastal Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     (c) True and correct copies of agreements, plans, contracts, arrangements and instruments referred to in Section 3.08(a) and (b), have been made available to Norway Bancorp on or before the date hereof, are listed on First Coastal DISCLOSURE SCHEDULE 3.08(a) and are in full force and effect on the date hereof and neither First Coastal nor any First Coastal Subsidiary (nor, to the Knowledge of First Coastal, any other party to any such contract, plan, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument. No party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. No plan, contract, or similar agreement or arrangement to which First Coastal or any First Coastal Subsidiary is a party or under which First Coastal or any First Coastal Subsidiary may be liable contains provisions which permit an independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

     Section 3.09 Ownership of Property; Insurance Coverage.

     (a) First Coastal and the First Coastal Subsidiaries have good and, as to real property, marketable title to all material assets and properties owned by First Coastal or any First Coastal Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Coastal Regulatory Reports and in the First Coastal Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB of Boston, inter-bank credit facilities, or any transaction by an First Coastal Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. First Coastal and the First Coastal Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by First Coastal and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the First Coastal Financials.

     (b) With respect to all material agreements pursuant to which First Coastal or any First Coastal Subsidiary has purchased securities subject to an agreement to resell, if any, First Coastal or such First Coastal Subsidiary, as the case may be, has a lien or security interest (which to First Coastal's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (c) First Coastal and each First Coastal Subsidiary currently maintains insurance considered by First Coastal to be reasonable for their respective operations. First Coastal has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by First Coastal under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years First Coastal has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. First Coastal DISCLOSURE
SCHEDULE 3.09 identifies all policies of insurance maintained by First Coastal and each First Coastal Subsidiary.

     Section 3.10 Legal Proceedings. Neither First Coastal nor any First Coastal Subsidiary is a party to any, and there are no pending or, to First Coastal's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Coastal or any First Coastal Subsidiary (other than routine bank regulatory examinations), (ii) to which First Coastal or any First Coastal Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of First Coastal or Coastal Bank to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses
(i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on First Coastal and the First Coastal Subsidiaries, taken as a whole.

     Section 3.11 Compliance With Applicable Law.

     (a) Each of First Coastal and each First Coastal Subsidiary is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

     (b) Each of First Coastal and each First Coastal Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of First Coastal, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.

     (c) Neither First Coastal nor any First Coastal Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that First Coastal or any First Coastal Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Coastal or any First Coastal Subsidiary; (iii) requiring or threatening to require First Coastal or any First Coastal Subsidiary, or indicating that First Coastal or any First Coastal Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of First Coastal or any First Coastal Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Coastal or any First Coastal Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither First Coastal nor any First Coastal Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Coastal Bank as to compliance with the Community Reinvestment Act ("CRA") is satisfactory or better.

     Section 3.12 Employee Benefit Plans.

     (a) First Coastal DISCLOSURE SCHEDULE 3.12 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by First Coastal or any First Coastal Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of First Coastal or any First Coastal Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits other than plans and programs involving immaterial obligations (the "Compensation and Benefit Plans"). Neither First Coastal nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify, change or renew any existing Compensation and Benefit Plan, except as required to maintain the qualified status thereof. First Coastal has made available to Norway Bancorp true and correct copies of the Compensation and Benefit Plans.

     (b) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and First Coastal is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of First Coastal, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither First Coastal nor any First Coastal Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject First Coastal or any First Coastal Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof and subsequently expires as of the day next preceding the Merger Effective Date.

     (c) Neither First Coastal, nor any First Coastal Subsidiary or any entity which is considered one employer with First Coastal under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate") is a sponsor of or maintains a defined benefit Pension Plan or any Compensation and Benefit Plan subject to Title IV of ERISA, or has any liability under any such plan that was previously sponsored or maintained by it. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any single employer plan of an ERISA Affiliate (an "ERISA Affiliate Plan") within the 12-month period ending on the date hereof. To the Knowledge of First Coastal, there is no pending investigation or enforcement action by any Regulatory Authority with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan.

     (d) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which First Coastal or any First Coastal Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on First Coastal's consolidated financial statements. First Coastal and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by GAAP consistently applied. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of First Coastal, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under Section 412(n) of the Code or pursuant to ERISA.

     (e) Neither First Coastal nor any First Coastal Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by First Coastal or any First Coastal Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

     (f) First Coastal and its Subsidiaries do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

     (g) With respect to each Compensation and Benefit Plan, if applicable, First Coastal has provided or made available to Norway Bancorp copies of the:
(A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement;
(D) the most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS; and
(G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

     (h) The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

     (i) Neither First Coastal nor any First Coastal Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

     (j) To the Knowledge of First Coastal, the consummation of the Mergers will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date), entitle any current or former employee, director or independent contractor of First Coastal or any First Coastal Subsidiary to any actual or deemed payment (or benefit) which would constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

     (k) There are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plan or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

           Section 3.13 Brokers, Finders and Financial Advisors. Neither First Coastal nor any First Coastal Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in First Coastal DISCLOSURE SCHEDULE 3.13, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the First Coastal Financials.

     Section 3.14. Environmental Matters.

     (a)   With respect to First Coastal, Coastal Bank and each First Coastal
Subsidiary:

           (i) Each of First Coastal and the First Coastal Subsidiaries, the Participation Facilities, and, to First Coastal's Knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

           (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to First Coastal's Knowledge, threatened, before any court, governmental agency or board or other forum against it or any of the First Coastal Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the First Coastal Subsidiaries or any Participation Facility;

          (iii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to First Coastal's Knowledge threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or First Coastal or any of the First Coastal Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

          (iv) To First Coastal's Knowledge, the properties currently owned or operated by First Coastal or any of the First Coastal Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

          (v) Neither First Coastal nor any of the First Coastal Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

          (vi) To First Coastal's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by First Coastal or any of the First Coastal Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by First Coastal or any of the First Coastal Subsidiaries or any Participation Facility; and

          (vii) To First Coastal's Knowledge, during the period of (s) First Coastal's or any of the First Coastal Subsidiaries' ownership or operation of any of their respective current properties or (t) First Coastal's or any of the First Coastal Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To First Coastal's Knowledge, prior to the period of (x) First Coastal's or any of the First Coastal Subsidiaries' ownership or operation of any of their respective current properties or (y) First Coastal's or any of the First Coastal Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

     (b) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     Section 3.15. Loan Portfolio.

     (a) The allowance for possible losses reflected in First Coastal's audited statement of condition at December 31, 2000 was, and the allowance for possible losses shown on the balance sheets in First Coastal's Securities Documents for periods ending after December 31, 2000 will be, adequate, as of the dates thereof, under GAAP.

     (b) First Coastal DISCLOSURE SCHEDULE 3.15 sets forth a listing, as of the last business day prior to the date of this Agreement, by account, of: (A) all loans (including loan participations) of First Coastal or any of the First Coastal Subsidiaries that have been accelerated during the past twelve months;
(B) all loan commitments or lines of credit of First Coastal or any of the First Coastal Subsidiaries which have been terminated by First Coastal or any of the First Coastal Subsidiaries during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which First Coastal or any of the First Coastal Subsidiaries has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from First Coastal or any of the First Coastal Subsidiaries to any of their respective borrowers, customers or other parties during the past twelve months wherein First Coastal or any of the First Coastal Subsidiaries has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified First Coastal or any of the First Coastal Subsidiaries during the past twelve months of, or has asserted against First Coastal or any of the First Coastal Subsidiaries, in each case in writing, any "lender liability" or similar claim, and, to the best Knowledge of First Coastal, each borrower, customer or other party which has given First Coastal or any of the First Coastal Subsidiaries any oral notification of, or orally asserted to or against First Coastal or any of the First Coastal Subsidiaries, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by First Coastal or any First Coastal Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 3.15 may exclude any individual loan with a principal outstanding balance of less than $10,000.

     (c) All loans receivable (including discounts) and accrued interest entered on the books of First Coastal and the First Coastal Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of First Coastal's or the appropriate First Coastal Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of First Coastal, the loans, discounts and the accrued interest reflected on the books of First Coastal and the First Coastal Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by First Coastal or the appropriate First Coastal Subsidiary free and clear of any Liens.

     (d) The notes and other evidences of indebtedness evidencing the loans described in clause (c) above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

     Section 3.16. Securities Documents. First Coastal has made available to Norway Bancorp copies of its (i) annual reports on Form 10-K for the years ended December 31, 2000, 1999 and 1998, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000 and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2000, 1999 and 1998. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

     Section 3.17. Related Party Transactions. Except as described in First Coastal's Proxy Statement distributed in connection with the 2000 annual meeting of shareholders (which has previously been provided to Norway Bancorp), neither First Coastal nor any First Coastal Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of First Coastal or any First Coastal Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of First Coastal or any First Coastal Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First Coastal nor any First Coastal Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First Coastal is inappropriate.

     Section 3.18.  Schedule of Termination Benefits. First Coastal DISCLOSURE
SCHEDULE 3.18 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, excluding any options to acquire First Coastal Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by First Coastal or any First Coastal Subsidiary for the benefit of officers or directors of First Coastal or any First Coastal Subsidiary (the "Benefits Schedule"), assuming their employment or service is terminated as of March 31, 2001 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans.

     Section 3.19. Deposits. None of the deposits of First Coastal or any First Coastal Subsidiary is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).

     Section 3.20. Antitakeover Provisions Inapplicable. The transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover or laws and regulations of any state, including the provisions of Section 203 of the DGCL ("Takeover Laws") applicable to First Coastal or any First Coastal Subsidiary. The shareholder voting restrictions contained in subsection 2 of Article 10 of First Coastal's certificate of incorporation do not apply to the Merger. The affirmative vote of a majority of the issued and outstanding shares of First Coastal Common Stock is required to approve this Agreement under First Coastal's certificate of incorporation and the DGCL. First Coastal has (x) duly approved an appropriate amendment to the First Coastal Rights Agreement and (y) taken all other action necessary or appropriate so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the ability of any Person to exercise any "Rights" as defined in the First Coastal Rights Agreement (the "First Coastal Rights"), or enable or require the First Coastal Rights to separate from the shares of First Coastal Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the First Coastal Rights Agreement) has occurred or will occur in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

     Section 3.21. Registration Obligations. Neither First Coastal nor any First Coastal Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger Effective Date by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

     Section 3.22 Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for First Coastal's own account, or for the account of one or more of First Coastal's Subsidiaries or their customers (all of which are set forth in First Coastal DISCLOSURE
SCHEDULE 3.23), were entered into in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of First Coastal or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither First Coastal nor any of its Subsidiaries, nor to the Knowledge of First Coastal any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

     Section 3.23. Fairness Opinion. First Coastal has received a written opinion from Feldman Financial Advisors, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of First Coastal pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.


                                  ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF NORWAY SAVINGS AND NORWAY
                                    BANCORP

     Norway Bancorp and Norway Savings represent and warrant to First Coastal and Coastal Bank that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Norway Bancorp Disclosure Schedules delivered by Norway Bancorp to First Coastal on the date hereof and except as to any representation or warranty which specifically relates to an earlier date. Norway Bancorp and Norway Savings have made a good faith effort to ensure that the disclosure on each schedule of the Norway Bancorp Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the Norway Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

     Section 4.01. Organization.

     (a) Norway Bancorp and Norway Bancorp, MHC are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and are duly registered as bank holding companies under the BHCA and the MBC. Norway Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Norway Bancorp.

     (b) Norway Savings is a stock savings bank duly organized, validly existing and in good standing under the laws of the State of Maine. The deposits of Norway Savings are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Norway Savings. Each other Norway Bancorp Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

     (c) Norway Savings is a member in good standing of the FHLB of Boston and owns the requisite amount of stock therein.

     (d) Prior to the date of this Agreement, Norway Bancorp and Norway Savings have delivered to First Coastal true and correct copies of their certificate and articles of incorporation and bylaws.

     (e) Norway Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with its principal executive offices in Norway, Maine. Norway Merger Subsidiary is a wholly owned subsidiary of Norway Bancorp.

     Section 4.02 Authority; No Violation.

     (a) Norway Bancorp, Norway Savings and Norway Merger Subsidiary have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Norway Bancorp, Norway Savings and Norway Merger Subsidiary and the completion by Norway Bancorp, Norway Savings and Norway Merger Subsidiary of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Norway Bancorp, Norway Savings and Norway Merger Subsidiary and, no other corporate proceedings on the part of Norway Bancorp, Norway Savings or Norway Merger Subsidiary are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Norway Bancorp, Norway Savings and Norway Merger Subsidiary and, subject to receipt of the required approvals of Regulatory Authorities described in Section 4.03 hereof, constitutes the valid and binding obligation of Norway Bancorp, Norway Savings and Norway Merger Subsidiary, enforceable against Norway Bancorp, Norway Savings and Norway Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

     (b) (A) The execution and delivery of this Agreement by Norway Bancorp, Norway Savings and Norway Merger Subsidiary, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.03 hereof and First Coastal's and Norway Bancorp's and Norway Merger Subsidiary's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by Norway Bancorp, Norway Savings and Norway Merger Subsidiary with any of the terms or provisions hereof, will not
(i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Norway Bancorp or any Norway Bancorp Subsidiary or the charter and bylaws of Norway Savings; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Norway Bancorp or any Norway Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of

Norway Bancorp, Norway Merger Subsidiary or Norway Savings under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Norway Bancorp, Norway Merger Subsidiary or Norway Savings is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Norway Bancorp.

     Section 4.03. Consents. Except for consents, approvals, filings and registrations from or with the Superintendent, FDIC, FRB, and SEC (the "Regulatory Approvals"), and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of First Coastal, the filing of a certificate of merger with the Office of the Delaware Secretary of State pursuant to the DGCL, and the filing of the certificate by the Superintendent with the Secretary of State of the State of Maine, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Norway Bancorp, Norway Savings and Norway Merger Subsidiary, and (b) the completion by Norway Bancorp, Norway Savings and Norway Merger Subsidiary of the transactions contemplated hereby. Norway Bancorp has no reason to believe that
(i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Norway Savings' and Norway Bancorp's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any to which a filing which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 4.04. Financial Statements.

     (a) Norway Bancorp has made available to First Coastal the Norway Bancorp Financials. The Norway Bancorp Financials have been prepared in accordance with GAAP and practices applied on a consistent basis throughout the periods covered by such statements, and (including the related notes where applicable) fairly present the consolidated financial position, results of operations and cash flows of Norway Bancorp and the Norway Bancorp Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto.

     Section 4.05. Compliance With Applicable Law.

     (a) Each of Norway Bancorp and each Norway Bancorp Subsidiary is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

     (b) Each of Norway Bancorp and each Norway Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best Knowledge of Norway Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.

     (c) Except as disclosed in Norway Bancorp DISCLOSURE SCHEDULE 4.05(c), neither Norway Bancorp nor any Norway Bancorp Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Norway Bancorp or any Norway Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Norway Bancorp or any Norway Bancorp Subsidiary; (iii) requiring or threatening to require Norway Bancorp or any Norway Bancorp Subsidiary, or indicating that Norway Bancorp or any Norway Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Norway Bancorp or any Norway Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Norway Bancorp or any Norway Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Norway Bancorp nor any Norway Bancorp Subsidiary has consented to or entered into any currently effective Regulatory Agreement, except as set forth in Norway Bancorp DISCLOSURE SCHEDULE 4.05(c). The most recent regulatory rating given to Norway Savings as to compliance with the CRA is satisfactory or better.

     Section 4.06. Financing. As of the date hereof Norway Bancorp has, through Norway Savings, and at the Merger Effective Date, Norway Bancorp will have funds which are sufficient and available to meet its obligations under this Agreement and to consummate in a timely manner the transactions contemplated hereby and thereby, and Norway Bancorp and Norway Savings will not fail to meet their capital requirements as a result thereof. No approval from a Regulatory Authority is required for Norway Savings to dividend funds to Norway Bancorp necessary for Norway Bancorp to have funds available on the Merger Effective Date to pay the Merger Consideration.

     Section 4.07. Regulatory Approvals. Norway Bancorp and Norway Savings are not aware of any reason that they cannot obtain any of the approvals of regulatory authorities necessary to consummate the Merger and neither Norway Bancorp nor Norway Savings has received any advice or information from any regulatory authority indicating that such approvals will be denied or are doubtful.

     Section 4.08. Legal Proceedings. As of the date of execution of this Agreement, neither Norway Bancorp, nor any Norway Bancorp Subsidiary, is a party to any, and there are no pending or, to Norway Bancorp's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature challenging the validity or propriety of any of the transactions contemplated by this Agreement, or which could adversely affect the ability of Norway Bancorp to perform under this Agreement.

     Section 4.09 Interested Stockholder. Immediately prior to execution of this Agreement, and based on the shares of First Coastal Common Stock owned (if any) by Norway Bancorp and any Norway Bancorp Subsidiary (including shares owned, if any, by their affiliates and directors and officers), neither Norway Bancorp nor any Norway Bancorp Subsidiary would be considered an "Acquiring Person" under the First Coastal Rights Plan, nor an "Interested Stockholder" under Section 203 of the DGCL.


                                  ARTICLE V
                           COVENANTS OF THE PARTIES

     Section 5.01. Conduct of First Coastal's Business.

     (a) From the date of this Agreement to the Closing Date, First Coastal and each First Coastal Subsidiary will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Norway Bancorp. First Coastal, Coastal Bank, and each of the First Coastal Subsidiaries will use its reasonable good faith efforts, to (i) preserve their business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for themselves the goodwill of their customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Norway Bancorp in writing (which approval will not be unreasonably delayed or withheld) or as contemplated or required by this Agreement, First Coastal will not, and First Coastal will not permit any First Coastal Subsidiary to:

     (i) amend any provision of its certificate of incorporation, charter or other chartering documents or bylaws, impose, or suffer the imposition, on any share of stock held by First Coastal in any First Coastal Subsidiary of any material lien, charge or encumbrance or permit any such lien to exist, or waive or release any material right or cancel or compromise any material debt or claim except as set forth in First Coastal DISCLOSURE SCHEDULE 5.01(a)(i);

     (ii) change the number of shares of its authorized capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, redeem or otherwise acquire any shares of such capital stock, or sell or issue any shares of capital stock (except pursuant to the exercise of First Coastal Options);

     (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except that Coastal Bank may pay cash dividends to First Coastal;

     (iv) grant or agree to pay any bonus, severance or termination to, or enter into, extend or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any employee, officer or director, except for legally binding commitments existing on the date hereof and set forth in First Coastal DISCLOSURE SCHEDULE 3.12, except for normal increases in the ordinary course of business consistent with past practice, and except for retention bonuses, in an aggregate amount not to exceed $25,000, to be paid by Coastal Bank to certain employees, in consultation with Norway Bancorp;

     (v) enter into or, except as may be required by law to maintain the qualified status thereof, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or former directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

     (vi) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between First Coastal, or any First Coastal Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by it or any First Coastal Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

     (vii) sell or otherwise dispose of the capital stock of Coastal Bank, or sell or otherwise dispose of any asset other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any liability or indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

     (viii) make any change in policies with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, or GAAP;

     (ix)    acquire any loan participation or loan servicing rights;

     (x) except for any commitments disclosed on the First Coastal DISCLOSURE SCHEDULE 5.01(a)(x): make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in excess of $1,000,000; or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $1,000,000; or make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in any amount if thereafter the exposure to any one borrower or group of affiliated borrowers (including obligors under loan participations) in the aggregate would exceed $2,000,000;

     (xi) renew or extend any lease, or by any act, or omission to act, allow any lease to renew or be extended;

     (xii) except as set forth in First Coastal Disclosure Schedule 5.01(a)(xii), make any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof;

     (xiii) except for the execution of, and as otherwise provided or contemplated in, this Agreement and the Exhibits thereto, take any action that would give rise to a right of payment to any individual under any employment agreement, or take any action that would give rise to a right of payment to any individual under any Compensation and Benefit Plan;

     (xiv) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc, or with a remaining term to maturity of more than five (5) years;

     (xv)    engage in any loan transaction with an officer or director;

     (xvi) materially change the pricing strategies of Coastal Bank with respect to its deposit or loan accounts;

     (xvii) enter into any agreement, arrangement or commitment not made in the ordinary course of business;

     (xiii) change its method of accounting in effect prior to the Merger Effective Date, except as required by changes in laws or regulations, by regulatory authorities having jurisdiction over First Coastal or Coastal Bank, or by GAAP concurred in by First Coastal's independent certified public accountants;

     (xix) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

     (xx) invest in "high risk" mortgage derivative investments as defined by the Federal Financial Institutions Examination Council other than those held as of the date hereof and set forth on First Coastal Disclosure Schedule 5.01(a)(xxi);

     (xxi) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

     (xxii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

     (xxiii) take any action that would result in any of the representations or warranties of First Coastal or Coastal Bank contained in this Agreement not to be true and correct in any material respect at the Merger Effective Date or that could reasonably result in a material delay in consummation of the transactions contemplated hereby;

     (xxiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon indicating that there is no apparent violation of or liability under the Environmental Laws, provided, however, that they shall not be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws;

     (xxv) except in the ordinary course of business consistent with past practice and involving an amount not in excess of $50,000, settle any claim, action or proceeding. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to First Coastal and the First Coastal Subsidiaries, taken as a whole; or

     (xxvi)  agree to do any of the foregoing.

     For purposes of this Section 5.01, unless provided for in a business plan, budget or similar document delivered to Norway Bancorp prior to the date of this Agreement, it shall not be considered in the ordinary course of business for First Coastal or any First Coastal Subsidiary to do any of the following: (i) except as set forth in First Coastal DISCLOSURE
SCHEDULE 5.01, make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by First Coastal or a First Coastal Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (ii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by First Coastal or any First Coastal Subsidiary of more than $10,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

     Section 5.02. Access; Confidentiality.

     (a) Each of First Coastal and the First Coastal Subsidiaries shall permit Norway Bancorp and its representatives reasonable access to its properties, and shall disclose and make available to them all books, papers and records relating to the assets, properties, operations, obligations and liabilities of First Coastal and its subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) (other than minutes of any confidential discussion of this Agreement and the transactions contemplated hereby), and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Norway Bancorp may have a reasonable interest (provided that First Coastal shall not be required to provide access to any information that would violate its, or any First Coastal Subsidiary's, attorney-client privilege or would violate applicable law or regulation). First Coastal and Coastal Bank shall make their respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Norway Bancorp and its representatives.
In addition, from the date of this Agreement through the Closing Date, First Coastal and each First Coastal Subsidiary shall permit employees of Norway Bancorp reasonable access to information relating to problem loans, loan restructurings and loan workouts of First Coastal and Coastal Bank. The parties will hold all such information delivered in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated March 2, 2001, between First Coastal and Norway Bancorp (the "Confidentiality Agreement").

     (b) Norway Bancorp agrees to conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of First Coastal and Coastal Bank.

     (c) If the transactions contemplated by this Agreement shall not be consummated, First Coastal and Norway Bancorp will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. First Coastal and Norway Bancorp shall each give prompt written notice to the other party of any contemplated disclosure where such disclosure is so legally required.

     Section 5.03. Regulatory Matters and Consents.

     (a) Norway Bancorp and Norway Savings will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. The information supplied, or to be supplied, by Norway Bancorp or Norway Savings for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     (b) First Coastal will furnish Norway Bancorp with all information concerning First Coastal and First Coastal Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of Norway Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement. The information supplied, or to be supplied, by First Coastal for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material respects.

     (c) Norway Bancorp and First Coastal will promptly furnish each other with copies of all material written communications to, or received by them from any Regulatory Authority, and notice of material oral communications with the Regulatory Authorities, in respect of the transactions contemplated hereby, except information which is filed by either party which is designated as confidential.

     (d) The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities. Norway Bancorp will furnish First Coastal with (i) copies of all Applications prior to filing with any Regulatory Authority and provide First Coastal a reasonable opportunity to provide changes to such Applications, (ii) copies of all Applications filed by Norway Bancorp and (iii) copies of all Regulatory Reports filed by Norway Bancorp after the date hereof.

     (e) First Coastal and Norway Bancorp will cooperate with each other in the foregoing matters and will furnish the responsible party with all information concerning it and its subsidiaries as may be necessary or advisable in connection with any Application or filing (including the Proxy Statement and any report filed with the SEC) made by or on behalf of Norway Bancorp or First Coastal to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other.

     Section 5.04. Taking of Necessary Action.

     (a) Norway Bancorp and First Coastal shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 5.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Mergers and the transactions contemplated by this Agreement, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither First Coastal nor any First Coastal Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Norway Bancorp, and
(B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Company Merger pursuant to this Agreement; provided that nothing herein contained shall preclude Norway Bancorp or First Coastal from exercising its rights under this Agreement.

     (b) First Coastal shall prepare, subject to the review and consent of Norway Bancorp with respect to matters relating to Norway Bancorp and the transactions contemplated by this Agreement, a Proxy Statement to be filed by First Coastal with the SEC and to be mailed to the shareholders of First Coastal in connection with the meeting of its shareholders and transactions contemplated hereby, which Proxy Statement shall conform to all applicable legal requirements. The parties shall cooperate with each other with respect to the preparation of the Proxy Statement. First Coastal shall, as promptly as practicable following the preparation thereof, file the Proxy Statement with the SEC and First Coastal shall use all reasonable efforts to have the Proxy Statement mailed to stockholders as promptly as practicable after such filing. First Coastal will promptly advise Norway Bancorp of the time when the Proxy Statement has been filed and mailed, or of any comments from the SEC or any request by the SEC for additional information. The information to be supplied by Norway Bancorp for inclusion in the Proxy Statement will not, at the time the Proxy Statement is mailed to First Coastal shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

     Section 5.05. Certain Agreements.

     (a) From and after the Merger Effective Date, Norway Bancorp agrees to indemnify, defend and hold harmless each present and former director and officer of First Coastal and its Subsidiaries determined as of the Closing Date (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Norway Bancorp, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Merger Effective Date

(a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of First Coastal or any First Coastal Subsidiary, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, to the fullest extent to which directors and officers of First Coastal are entitled under the DGCL, First Coastal's certificate of incorporation and bylaws, or other applicable law as in effect on the date hereof (and Norway Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a Delaware corporation under the DGCL and First Coastal's certificate of incorporation and bylaws as in effect on the date hereof; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification). All rights to indemnification in respect of a Claim asserted or made within the period described in the preceding sentence shall continue until the final disposition of such Claim. No indemnification shall be required under this Section 5.05 if prohibited by applicable law.

     (b) Any Indemnified Party wishing to claim indemnification under Section 5.05(b), upon learning of any Claim, shall promptly notify Norway Bancorp, but the failure to so notify shall not relieve Norway Bancorp of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Norway Bancorp. In the event of any Claim, (1) Norway Bancorp shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Norway Bancorp elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Norway Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Norway Bancorp shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received, provided further that Norway Bancorp shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (2) the Indemnified Parties will cooperate in the defense of any such Claim and (3) Norway Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

     (c) In the event Norway Bancorp or any of is successors or assigns (1) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Norway Bancorp assume the obligations set forth in this Section 5.05.

     (d) Norway Bancorp shall maintain in effect for three years from the Closing Date, if available, the current directors' and officers' liability insurance policy maintained by First Coastal (provided that Norway Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Closing Date, provided, however, that in no event shall Norway Bancorp be required to expend pursuant to this Section 5.05(d) more than the amount equal to 120% of the current annual amount expended by First Coastal to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, First Coastal agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

     (e) The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     Section 5.06. No Other Bids and Related Matters. From and after the date hereof until the termination of this Agreement, neither First Coastal, Coastal Bank or any First Coastal Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by First Coastal or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and First Coastal shall notify Norway Bancorp orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters. Provided, however, that nothing contained in this Section 5.06 shall prohibit the Board of Directors of First Coastal from (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal, to acquire First Coastal or any Subsidiary pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that,
(A) the Board of Directors of First Coastal receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to First Coastal's stockholders, (B) the Board of Directors of First Coastal, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of First Coastal to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal"), (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, First Coastal (x) provides reasonable notice to Norway Bancorp to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity (identifying such person or entity) and (y) receives from such person or entity an executed confidentiality agreement substantially identical in all material respects to the Confidentiality Agreement entered into between Norway Bancorp and First Coastal on March 2, 2001, and (D) the First Coastal Special Meeting of Stockholders convened to approve this

Agreement has not occurred, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) prior to the First Coastal Special Meeting of Stockholders convened to approve this Agreement, failing to make or withdrawing or modifying its recommendation to stockholders, after consultation with and based upon the advice of independent legal counsel, determined in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving First Coastal or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of First Coastal, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of First Coastal or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Section 5.07. Duty to Advise; Duty to Update First Coastal's Disclosure Schedules. First Coastal shall promptly advise Norway Bancorp of any change or event having a Material Adverse Effect on it or on any First Coastal Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. First Coastal shall update First Coastal's DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the First Coastal DISCLOSURE SCHEDULES. The delivery of such updated Schedule shall not relieve First Coastal from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.02(c) hereof.

     Section 5.08. Conduct of Norway Bancorp's Business. From the date of this Agreement to the Closing Date, Norway Bancorp will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of Norway Savings. From the date of this Agreement to the Closing Date, neither Norway Bancorp nor Norway Savings will (i) amend its certificate of incorporation, charter or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement; (ii) take any action which would result in any of the representations and warranties of Norway Bancorp or Norway Savings set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law; (iii) take any action which would or is reasonably likely to adversely effect or materially delay the receipt of the necessary approvals from the Regulatory Authorities; (iv) take action which would or is reasonably likely to materially and adversely affect Norway Bancorp's ability to perform its covenants and agreements under this Agreement; (v) take any action that would result in any of the conditions to the Company Merger not being satisfied; or
(vi) agree to do any of the foregoing.

     Section 5.09. Board and Committee Minutes. First Coastal and Coastal Bank shall each provide to Norway Bancorp, within thirty (30) days after any meeting of their respective Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided to each party prior to the Closing Date.

     Section 5.10. Undertakings by First Coastal and Norway Bancorp.

     (a)  From and after the date of this Agreement:

          (i) Voting by Directors. Simultaneous with the execution of this Agreement, First Coastal's Directors shall each enter into the agreement set forth as Exhibit B to this Agreement;

          (ii) Proxy Solicitor. First Coastal shall retain a proxy solicitor in connection with the solicitation of shareholder approval of this Agreement;

          (iii) Outside Service Bureau Contracts. If requested to do so by Norway Bancorp, First Coastal shall use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to First Coastal, on terms and conditions mutually acceptable to First Coastal and Norway Bancorp;

          (iv) Board Meetings. First Coastal and Coastal Bank shall permit a representative of Norway Bancorp to attend any meeting of First Coastal and/or Coastal Bank's Board of Directors or the Executive Committees thereof (provided that neither First Coastal nor Coastal Bank shall be required to permit the Norway Bancorp representative to remain present during any confidential discussion);

          (v) List of Nonperforming Assets. First Coastal shall provide Norway Bancorp, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "Troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans;

          (vii) Reserves and Merger Related Costs. On or before the Effective Date, and at the request of Norway Bancorp, First Coastal shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of First Coastal to those of Norway Bancorp (as such practices and methods are to be applied to First Coastal from and after the Closing Date) and Norway Bancorp's plans with respect to the conduct of the business of First Coastal following the Merger and otherwise to reflect Merger related expenses and costs incurred by First Coastal, provided, however, that First Coastal shall not be required to take such action unless Norway Bancorp agrees in writing that all conditions to closing set forth in Section 6.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Norway Bancorp of the writing referred to in the preceding clause, First Coastal shall provide Norway Bancorp a written statement, certified without personal liability by the chief executive officer of First Coastal and dated the date of such writing, that the representation made in Section 3.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by First Coastal or any First Coastal Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.01(b) hereof. No action shall be required to be taken by First Coastal pursuant to this Section 5.10(vii) if, in the opinion of First Coastal's independent auditors, such action would contravene GAAP;

          (viii) Shareholders' Meeting. First Coastal shall submit this Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and, subject to the next sentence, its Boards of Director shall recommend approval of this Agreement to the First Coastal shareholders. The Board of Directors of First Coastal may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 5.06 of this Agreement, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under Delaware law. First Coastal shall take all steps necessary in order to hold a special meeting of stockholders for the purpose of approving this Agreement within four months of the date of this Agreement, or as soon thereafter as is practicable. First Coastal shall promptly inform Norway Bancorp of any shareholder who makes a written demand upon First Coastal for an appraisal of his shares of First Coastal Common Stock in connection with the Company Merger. The Proxy Statement will not, at the time the Proxy Statement is mailed to First Coastal shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading; and

          (ix) First Coastal and Coastal Bank will consult with Norway Bancorp prior to employing any person.

     (b) From and after the date of this Agreement, Norway Bancorp and First Coastal shall each:

          (i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Proxy Statement, (C) all other documents necessary to obtain any other approvals, consents, waivers and authorizations required to effect the completion of the Merger, and the transactions contemplated by this Agreement, and (D) all other documents contemplated by this Agreement;

          (ii) Public Announcements. Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to shareholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

          (iv) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

          (v) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

          (vi) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents and Regulatory Reports simultaneously with the filing thereof; and

          (vii) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due, except those being contested in good faith.

     (c) First Coastal Disclosure Schedule 5.10(c) sets forth a good faith estimate of First Coastal's budget of Merger-related expenses (the "Budget") to be incurred and payable by First Coastal in connection with this Agreement and the transactions contemplated hereby, including the fee and expenses of counsel, accountants, investment bankers and other professionals, and all costs and expenses associated with any legal proceedings relating to this Agreement and the transactions contemplated hereunder. First Coastal shall promptly notify Norway Bancorp if or when it determines that it expects to exceed its Budget. Promptly, but in any event within 30 days, after the execution of this Agreement, First Coastal shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. First Coastal shall accrue and/or pay all of such amounts as soon as possible. First Coastal shall request that its professionals render monthly invoices within 30 days after the end of each month. First Coastal shall notify Norway Bancorp monthly of all out-of-pocket expenses, which First Coastal has incurred in connection with this Agreement. No later than three business days prior to the Closing Date, First Coastal shall provide Norway Bancorp with a statement of all Merger-related expenses incurred and payable, and to be incurred and payable, including the fee and expenses of counsel, accountants, investment bankers and other professionals, and all costs and expenses associated with any legal proceedings relating to this Agreement and the transactions contemplated hereunder. (the "Total Merger Expenses"), through the Closing Date (the "Closing Expense Statement").

          Section 5.11. Employee and Termination Benefits; Directors and Management.

          (a) Employee Benefits. Except as otherwise provided in Section 5.11(d) of this Agreement, as of or after the Merger Effective Date, and at Norway Bancorp's election and subject to the requirements of the IRC, the First Coastal Compensation and Employee Benefit Plans may continue to be maintained separately, or consolidated, or terminated. If requested by Norway Bancorp in writing not later than ten days before the Merger Effective Date, First Coastal shall take such steps as necessary to effectuate a termination of any Compensation and Employee Benefit as of the Merger Effective Date. In the event of the termination or consolidation of any First Coastal or Coastal Bank health or welfare benefit plan with any Norway Savings health or welfare benefit plan, all Continuing Employees who were covered under the terminated or consolidated plan will be immediately eligible to participate in the corresponding Norway Savings health or welfare benefit plan on the same basis that they were eligible to participate in the corresponding plan at First Coastal or Coastal Bank immediately before the Merger Effective Date, including, in the case of any health plan, coverage of any pre-existing condition. In the event of a termination or consolidation of any First Coastal health plan, terminated First Coastal and Coastal Bank employees and qualified beneficiaries will have the right to continue coverage under group health plans of Norway Bancorp and/or Norway Bancorp subsidiaries in accordance with IRC Section 4980B(f). To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting under the 401(k) plan maintained by Norway Savings, individuals who are employees of First Coastal or Coastal Bank on the Merger Effective Date will be credited with periods of service with First Coastal or Coastal Bank before the Merger Effective Date as if such service had been with Norway Savings; provided, however, that if, after the Merger Effective Date, Norway Savings continues in effect the 401(k) plan previously maintained by Coastal Bank, Norway Savings shall not be required to cause employees who are covered by such plan to participate in any other 401(k) plan with respect to any period for which Norway Savings makes contributions to such Coastal Bank 401(k) plan, and nothing in this Section 5.11 shall be construed to require any duplication of benefits. Similar service credit shall also be given by Norway Savings in determining eligibility to participate in vacation and welfare plans provided to such employees of First Coastal or Coastal Bank after the Merger.

          (b) As of the Merger Effective Date, Norway Savings may designate for appointment to the Board of Directors of Norway Savings up to four persons who currently serve on the First Coastal Board of Directors

          (c) Norway Bancorp shall honor the existing written deferred compensation, employment, change of control and severance contracts or plans set forth in First Coastal DISCLOSURE SCHEDULE 3.12(a).

          (d) At or prior to the date hereof, each of Gregory T. Caswell and Dennis D. Byrd has executed an amendment to his employment agreement to provide that the employment agreements shall terminate effective and contingent upon the Merger Effective Date.

          Section 5.12. Duty to Advise; Duty to Update Norway Bancorp's Disclosure Schedules. Norway Bancorp shall promptly advise First Coastal of any change or event having a Material Adverse Effect on it or on any Norway Bancorp Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Norway Bancorp shall update Norway Bancorp's DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Norway Bancorp DISCLOSURE SCHEDULE. The delivery of such updated Schedules shall not relieve Norway Bancorp from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.01(c) hereof.

          Section 5.13. Bank and Related Merger Transactions.

          (a) As soon as practicable following the Merger Effective Date, Norway Bancorp shall, and it shall cause First Coastal (as the Surviving Corporation in the Company Merger) to, effect a merger of First Coastal, as the surviving company in the merger of First Coastal and Norway Merger Subsidiary, into Norway Bancorp, with Norway Bancorp being the surviving corporation (the "Subsequent Merger") by executing a merger agreement and filing a certificate of merger with the Delaware Office of the Secretary of State pursuant to the DGCL. The Subsequent Merger shall become effective at the time (the "Subsequent Effective Time") specified in the certificate of merger filed with the Delaware Office of the Secretary of State pursuant to the DGCL. As a result of the Subsequent Merger, the separate corporate existence of First Coastal shall cease and Norway Bancorp shall be the surviving corporation and continue its corporate existence under the laws of the State of Delaware.

          (b) As soon as practicable after consummation of the Subsequent Merger, Norway Bancorp and Coastal Bank shall take all actions necessary and appropriate, including causing the entering into of an appropriate merger agreement in the form attached to this Agreement as Exhibit A (the "Bank Merger Agreement"), to cause Coastal Bank to merge with and into Norway Savings, with Norway Savings as the surviving institution, as Norway Bancorp deems advisable, in each case in accordance with applicable laws and regulations and the terms of the applicable Bank Merger Agreement.

                                  ARTICLE VI
                                  CONDITIONS

          Section 6.01. Conditions to First Coastal's Obligations under this Agreement. The obligations of First Coastal hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by First Coastal pursuant to Section 8.03 hereof:

          (a) Corporate Proceedings. All action required to be taken by, or on the part of, Norway Bancorp, Norway Savings and Norway Merger Subsidiary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, shall have been duly and validly taken by Norway Bancorp, Norway Savings and Norway Merger Subsidiary; and First Coastal shall have received certified copies of the resolutions evidencing such authorizations;

          (b) Covenants. The obligations and covenants of Norway Bancorp, Norway Savings and Norway Merger Subsidiary required by this Agreement to be performed by Norway Bancorp, Norway Savings and Norway Merger Subsidiary at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

          (c) Representations and Warranties. Each of the representations and warranties of Norway Bancorp and Norway Savings in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (other than Sections 4.08 and 4.09 and except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;

          (d) Approvals of Regulatory Authorities. Norway Bancorp shall have received all required approvals of Regulatory Authorities of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

          (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

          (f) Officer's Certificate. Norway Bancorp shall have delivered to First Coastal a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 6.01 have been satisfied, to the Knowledge of the officer executing the same;

          (g) Approval of First Coastal's Shareholders. This Agreement shall have been approved by the shareholders of First Coastal by such vote as is required under applicable Delaware law, First Coastal's certificate of incorporation and bylaws, and under Nasdaq requirements applicable to it.

          (h) Funds Deposited with the Exchange Agent. Norway Bancorp shall have deposited or caused to be deposited, in trust with the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration that the First Coastal stockholders shall be entitled to receive on the Merger Effective Date pursuant to Section 2.02 of this Agreement.

          Section 6.02. Conditions to Norway Bancorp's Obligations under this Agreement. The obligations of Norway Bancorp and Norway Savings hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Norway Bancorp pursuant to Section 8.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, First Coastal and Coastal Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, shall have been duly and validly taken by First Coastal and Coastal Bank; and Norway Bancorp shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of First Coastal and each First Coastal Subsidiary required by this Agreement to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

     (c) Representations and Warranties. Each of the representations and warranties of First Coastal and Coastal Bank in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;

     (d) Approvals of Regulatory Authorities. Norway Bancorp and Norway Savings shall have received all required approvals of Regulatory Authorities of the Merger (without the imposition of any condition that is in Norway Bancorp's reasonable judgment unduly burdensome, excluding standard conditions that are normally imposed by the Regulatory Authorities in bank merger transactions); and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since December 31, 2000, there shall not have occurred any Material Adverse Effect with respect to First Coastal;

     (g) Officer's Certificate. First Coastal shall have delivered to Norway Bancorp a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 6.02 have been satisfied, to the Knowledge of the officer executing the same; and

     (h) Merger Related Expenses. The Total Merger Expenses reflected on the Closing Expense Statement do not exceed $1,000,000.

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

     Section 7.01 Termination. This Agreement may be terminated at any time prior to the Merger Effective Date, whether before or after approval of the stockholders of First Coastal referred to in Section 5.10(a)(viii) hereof:

     (a) by mutual written consent of the parties authorized by their respective boards of managers/directors;

     (b) by Norway Bancorp or First Coastal (i) if the Merger Effective Date shall not have occurred on or prior to December 31, 2001, (ii) if a vote of the stockholders of First Coastal is taken and such stockholders fail to approve this Agreement at the meeting of stockholders (or any adjournment thereof) of First Coastal contemplated by Section 5.10(a)(viii) hereof, or (iii) any applicable regulatory authority formally disapproves the issuance of any required regulatory approval, unless in the case of clause (ii) of this Section 7.01(b) such failure is due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party on or before such meeting of stockholders, and in the case of clause (i) of this Section 7.01(b), the right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by the December 31, 2001.

     (c) by Norway Bancorp if (i) at the time of such termination any of the representations and warranties of First Coastal or Coastal Bank contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.02(b) or (c) hereof cannot be satisfied, (ii) there shall have been any material breach of any covenant, agreement or obligation of First Coastal or Coastal Bank hereunder and such breach shall have not been remedied by First Coastal or Coastal Bank or any third-party within fifteen business days after receipt by First Coastal of notice in writing from Norway Bancorp specifying the nature of such breach and requesting that it be remedied, (iii) any applicable regulatory authority approves the transactions contemplated but with conditions attached such that the requirements of Section 6.02(d) are not satisfied, or (iv) First Coastal has received a Superior Proposal, and in accordance with Section 5.06 of this Agreement, the Board of Directors of First Coastal has entered into an acquisition agreement with respect to the Superior Proposal or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Norway Bancorp.

     (d) by First Coastal if (i) at the time of such termination any of the representations and warranties of Norway Bancorp and Norway Savings contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.01(b) and/or (c) hereof cannot be satisfied, (ii) there shall have been any material breach of any covenant, agreement or obligation of Norway Bancorp or Norway Savings hereunder and such breach shall not have been remedied within fifteen business days after receipt by Norway Bancorp of notice in writing from First Coastal specifying the nature of such breach and requesting that it be remedied, (iii) any event occurs such that a condition set forth in Sections 6.01 hereof which must be fulfilled before First Coastal is obligated to consummate the Merger cannot be fulfilled and non-fulfillment is not waived by First Coastal, or (iv) First Coastal has received a Superior Proposal, and in accordance with Section
5.06 of this Agreement, the Board of Directors of First Coastal has made a determination to accept such Superior Proposal subject to approval thereof by the First Coastal's stockholders, and simultaneously with the termination of this Agreement pursuant to this subsection First Coastal enters into an acquisition agreement with respect to the Superior Proposal.

     Section 7.02. Effect of Termination. Except as otherwise provided in this Agreement, if this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.02 and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Norway Bancorp or First Coastal to the other, except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                 ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.01. Expenses. (a) Except as otherwise provided in this Agreement, each party hereto shall bear and pay all costs and expenses ("Costs and Expenses") incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial advisors, consultants, accountants and counsel, and other costs and expenses. Notwithstanding anything in this Section 8.01(a) to the contrary, if the failure to consummate the Merger shall be due to the willful breach of a representation or warranty by one of the parties hereto or to the willful failure of one of the parties hereto to perform or observe its covenants, agreements or obligations set forth herein to be performed or observed by it at or before the Merger Effective Date, then such party shall pay all Costs and Expenses incurred in connection with this Agreement and the transactions contemplated hereby in addition to any remedies at law or in equity which may be available to the other party for breach of this Agreement.

     (b) As a condition of Norway Bancorp's willingness, and in order to induce Norway Bancorp to enter into this Agreement and to reimburse Norway Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, First Coastal hereby agrees to pay Norway Bancorp, and Norway Bancorp shall be entitled to payment of a fee of $1.0 million (the "Fee"), within five business days after written demand for payment is made by Norway Bancorp, following the occurrence of any of the events set forth below:

     (i) First Coastal terminates this Agreement pursuant to Section 7.01(d)(iv) or Norway Bancorp terminates this Agreement pursuant to Section 7.01(c)(iv); or

     (ii) the entering into a definitive agreement by First Coastal or Coastal Bank relating to a Superior Proposal or the consummation of a Superior Proposal involving First Coastal or

Coastal Bank within twelve months after the occurrence of any of the following:
(i) the termination of the Agreement by Norway Bancorp pursuant to Section 7.01(c)(ii); (ii) the failure of the stockholders of First Coastal to approve this Agreement after the occurrence of an Acquisition Proposal, or (iii) December 31, 2002 if prior thereto the First Coastal stockholders have not adopted of this Agreement.

     If demand for payment of the Fee is made pursuant to this Section 8.01(b) and payment is timely made, then Norway Bancorp will not have any other rights or claims against First Coastal, its Subsidiaries, and their respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Fee under this Section 8.01(b) will constitute the sole and exclusive remedy of Norway Bancorp against First Coastal, its Subsidiaries and their respective officers, directors, attorneys and financial advisors.

     Section 8.02. Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements in
Article II and covenants set forth in Sections 5.05 and 5.11 (b) and (c), which will survive the Merger, shall terminate on the Closing Date.

     Section 8.03. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise provided, however, that after any approval of the transactions contemplated by this Agreement by First Coastal's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to First Coastal shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 8.04. Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Article II and Section 5.05.

     Section 8.05. No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     Section 8.06. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), addressed as follows:

          (a)  If to Norway Bancorp, Inc. to:

               Norway Bancorp, Inc.
               132 Main Street
               Norway, Maine 04268
               Attention:     Robert A. Harmon
                              President and Chief Executive Officer
     with a copy to:
               Luse Lehman Gorman Pomerenk & Schick, PC
               5335 Wisconsin Avenue, NW
               Washington, D.C. 20015
               Attention:     John J. Gorman, Esq.

          (b)  If to First Coastal, to:

               First Coastal Corporation
               1200 Congress Street
               Portland, Maine 04102-2129
               Attn:          Gregory T. Caswell
                              President and Chief Executive Officer
     with a copy to:
               Hogan & Hartson L.L.P.
               Columbia Square
               555 Thirteenth Street, N.W.
               Washington, DC 20004
               Attn:  Stuart G. Stein, Esq.

     Section 8.07. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 8.08. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 8.09. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the State of Delaware.

     Section 8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              NORWAY BANCORP, INC.

                              By:   /s/ Robert A. Harmon
                                    ----------------------------------------
                                    Robert A. Harmon
                                    President and Chief Executive Officer


                              NORWAY MERGER SUBSIDIARY, INC.

                              By:   /s/ Robert A. Harmon
                                    ----------------------------------------
                                    Robert A. Harmon
                                    President and Chief Executive Officer


                              NORWAY SAVINGS BANK

                              By:   /s/ Robert A. Harmon
                                    ----------------------------------------
                                    Robert A. Harmon
                                    President and Chief Executive Officer


                              FIRST COASTAL CORPORATION

                              By:   /s/ Gregory T. Caswell
                                    ----------------------------------------
                                    Gregory T. Caswell
                                    President and Chief Executive Officer


                              COASTAL BANK

                              By:   /s/ Gregory T. Caswell
                                    ----------------------------------------
                                    Gregory T. Caswell
                                    President and Chief Executive Officer

                                                                       EXHIBIT A

                             BANK MERGER AGREEMENT

     BANK MERGER AGREEMENT, dated as of April 1, 2001, pursuant to Section 352 of Title 9-B of the Maine Revised Statutes by and between Norway Savings Bank, a Maine chartered stock savings bank ("Norway Savings"), and Coastal Bank, a Maine chartered stock savings bank (the "Bank").

     WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of April 1, 2001, between Norway Bancorp, Inc. ("Norway Bancorp"), a Delaware corporation, Norway Merger Subsidiary, Inc. ("NMSI"), a Delaware corporation and wholly owned subsidiary of Norway Bancorp, Norway Savings, and the Bank and First Coastal Corporation ("First Coastal"), a Delaware corporation and parent corporation of the Bank, NMSI will be merged with and into First Coastal, and First Coastal as the surviving entity will be merged with and into Norway Bancorp, with Norway Bancorp surviving this merger, with the result that the Bank has become a wholly owned subsidiary of Norway Bancorp (the "Merger"); and

     WHEREAS, the Merger Agreement provides that as soon as practicable after the merger of NMSI with and into First Coastal, and the merger of First Coastal with and into Norway Bancorp, the Bank shall be merged with and into Norway Savings (the "Bank Merger");

     NOW, THEREFORE, Norway Savings and the Bank hereby agree as follows:


                                   ARTICLE I
                                THE BANK MERGER

     1.01 The Bank Merger. The constituent corporations to the Bank Merger shall be Norway Savings and the Bank. As promptly as practicable following consummation of the Merger, receipt of the required approval of the Superintendent of the Maine Bureau of Banking (the "Maine Superintendent"), approval of the stockholders' of each of Norway Savings and the Bank, receipt of all of the required regulatory approvals and the expiration of all waiting periods related to such approvals, the Bank Merger shall be effected pursuant to which the Bank shall merge with and into Norway Savings. As a result of the Bank Merger, the separate corporate existence of the Bank shall cease and Norway Savings shall continue as the surviving bank of the Bank Merger (the "Surviving Bank"). At the Effective Time (as hereinafter defined), all of the rights, privileges, powers, franchises, properties and assets of the Bank and Norway Savings shall be vested in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Bank and Norway Savings shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Bank.

     1.02 Name of Surviving Bank. The name of the Surviving Bank shall be "Norway Savings Bank."

     1.03 Capital Stock. The total number of shares of all classes of capital stock which the Surviving Bank is authorized to issue is 1,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"). The outstanding capital stock of Surviving Bank shall be $1,000,000 represented by 1,000,000 shares of Common Stock.

     1.04 Effective Time. The Bank Merger shall be effected by the filing of this executed Bank Merger Agreement together with the certified resolutions of the constituent stockholders approving it with the Maine Superintendent. The term "Effective Time" shall mean 11:59 p.m. on the date upon which the Maine Superintendent issues a certificate to the Surviving Bank reflecting the Bank Merger or such other time as the Maine Superintendent may prescribe.

     1.05 Articles. The articles of incorporation of Norway Savings, as in effect immediately prior to the Effective Time (the "Articles"), shall be the Articles of the Surviving Bank until further amended as provided therein and by applicable law.

     1.06 By-laws. The by-laws of Norway Savings, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Bank until thereafter amended as provided therein or in the Articles of the Surviving Bank, as amended from time to time, or by applicable law.

     1.07 Locations. The main office and established and authorized branches and facilities of Norway Savings shall become the main office and established and authorized branches and facilities of the Surviving Bank and the main office and established and authorized branches and facilities of the Bank shall become established and authorized branches and facilities of the Surviving Bank, all as set forth on the attached Schedule 1.

     1.08    Directors and Officers.

     (a) Effective as of the Effective Time, the directors of Norway Savings immediately prior to the Effective Time shall continue as directors of the Surviving Bank. In addition, certain persons who are currently serving on the board of directors of the Bank shall be appointed to the board of directors of the Surviving Bank. The name, address and occupation of each director of the Surviving Bank is set forth on the attached Schedule 2. Each director of the Surviving Bank shall hold office in accordance with, and the service of such director shall be subject to the provisions of, the Articles and by-laws of the Surviving Bank, as amended from time to time.

     (b) As of the Effective Time, the officers of Norway Savings immediately prior to the Effective Time shall be the officers of the Surviving Bank each to hold office in accordance with and subject to the Articles and by-laws of the Surviving Bank, as amended from time to time. The name and address of each officer of the Surviving Bank is set forth on the attached Schedule 3.

     1.09 Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Bank, title to and possession of any property or right of the Bank acquired or to be acquired by reason of, or as a result of, the Bank Merger, or
(b) otherwise to carry out the purposes of this Bank Merger Agreement, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Bank and otherwise to carry out the purposes of this Bank Merger Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Bank or otherwise to take any and all such action.


                                  ARTICLE II
                            CANCELLATION OF SHARES

     Each share of common stock, par value $___ per share, of the Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of Norway Savings, be canceled without receipt of any consideration thereof by the Bank.


                                  ARTICLE III
                                REPRESENTATIONS

     Each of the Bank and Norway Savings represents that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

                                  ARTICLE IV
                                  TERMINATION

     Consummation of the Bank Merger contemplated hereunder is conditioned upon the consummation of the Merger as provided in the Merger Agreement. This Bank Merger Agreement shall terminate and forthwith become void automatically and without any action on the part of Norway Savings or the Bank immediately upon the termination of the Merger Agreement in accordance with Article VII thereof, and there shall be no further liability on the part of Norway Savings or the Bank upon such termination.

     IN WITNESS WHEREOF, Norway Savings and the Bank have each caused this Bank Merger Agreement to be executed by their duly authorized officers, as under seal, as of the day and year first above written.

                              NORWAY SAVINGS BANK



                              By:___________________________________
                                 Robert A. Harmon
                                 President and Chief Executive Officer



                              By:____________________________________
                                 Clerk/Secretary



                              COASTAL BANK



                              By:______________________________________
                                 Gregory T. Caswell
                                 President and Chief Executive Officer



                              By:______________________________________
                                 Clerk/Secretary

                                                                       EXHIBIT B


April 1, 2001

Norway Bancorp, Inc.
132 Main Street
Norway, Maine 04268

Ladies and Gentlemen:

     Norway Bancorp, Inc. ("Norway Bancorp"), Norway Savings Bank ("Norway Savings"), Norway Merger Subsidiary ("Merger Subsidiary@), and First Coastal Corporation ("FCC") and Coastal Bank ("Coastal Bank") have entered into an Agreement and Plan of Merger dated as of April 1, 2001 (the "Merger Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Merger Subsidiary will merge with and into FCC, with FCC surviving the merger, to be followed by the merger of FCC with and into Norway Bancorp, with Norway Bancorp surviving the merger (collectively referred to as the Merger@); (b) shareholders of FCC will receive $21.00 in cash in exchange for each share of common stock of FCC outstanding on the closing date; and (c) thereafter Coastal Bank will be merged with and into Norway Savings, with Norway Savings being the surviving institution.

     Norway Bancorp has requested, as a condition to its execution and delivery to FCC of the Merger Agreement, that the undersigned, being directors and executive officers of FCC, execute and deliver to Norway Bancorp this Letter Agreement.

     Each of the undersigned, in order to induce Norway Bancorp to execute and deliver to FCC the Merger Agreement, hereby irrevocably:

     (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of FCC called to vote for approval of the Merger Agreement so that all shares of common stock of FCC then beneficially owned by the undersigned, and at to which the undersigned has voting power, will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of FCC), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving FCC;

     (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of FCC, to approve or adopt the Merger Agreement;

     (c) Agrees not to sell, transfer or otherwise dispose of any common stock of FCC on or prior to the date of the meeting of FCC shareholders to vote on the Merger Agreement, except for transfers effected in the undersigned's capacity as a fiduciary, and except for transfers to a lineal descendant or a spouse of the undersigned, or to a trust for the benefit of one or more of the foregoing persons, providing that in each such case the transferee agrees in writing to be bound by the terms of this letter agreement; and

     (d) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

     The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

     ____________________________


     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

     ____________________________

     The undersigned intends to be legally bound hereby.


                        Sincerely,



                        Name


                        Title